EXHIBIT 10.2
Fair Isaac Corporation
2021 Long-Term Incentive Plan
Director Restricted Stock Unit Award Agreement

Terms and Conditions1

1.    Grant of Restricted Stock Units. The Company hereby grants to you, subject to the terms and conditions in this Director Restricted Stock Unit Award Agreement (the “Agreement”) and subject to the terms and conditions of the Plan, an Award of the number of Stock Units (the “Units”) specified on the cover page of this Agreement. Each Unit represents the right to receive one Share and will be credited to an account in your name maintained by the Company or its agent. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.    Restrictions on Units. Neither this Award nor the Units subject to this Award may be assigned or transferred other than (i) a transfer upon your death in accordance with your will, by the applicable laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan (to the extent such designation is valid under applicable law), (ii) pursuant to a qualified domestic relations order, or (iii) by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933). Following any such transfer, this Award and the Units subject to this Award shall continue to be subject to the same terms and conditions that were applicable to them immediately prior to the transfer. The Units and the right you or your permitted transferee has to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 4 of this Agreement until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.    Vesting of Units.

(a)Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the vesting schedule on the cover page of this Agreement.

(b)Accelerated Vesting. Vesting of the Units will be accelerated if your Service to the Company or any Affiliate terminates because of your death or Disability, as provided in Section 6(e)(2) of the Plan. Vesting will also be accelerated under the circumstances described in Section 12(d) of the Plan or upon a Change in Control and may be accelerated by action of the Committee in accordance with Section 3(b)(2) of the Plan.

4.    Service Requirement. Except as otherwise provided in accordance with Section 3(b) of this Agreement, if you cease to be a Service Provider prior to the vesting date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

*    To the extent any capitalized term used in this Agreement is not defined, it has the meaning assigned to it in the Plan as the Plan currently exists or as it is amended in the future.

5.    Settlement of Units. After any Units vest pursuant to Section 3 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to you, or to your validly designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account designated by you and acceptable to the Company, or by another method provided by the Company, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

6.    Withholding Taxes. Provided you are a U.S. based director, you are responsible for paying any withholding taxes that may be due as a result of the issuance of Shares pursuant to the settlement of the Units. The Company will not withhold any taxes on your behalf.

7.    No Shareholder Rights Before Settlement. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Award unless and until Shares are issued to you upon settlement of the Units as provided in Section 5 of this Agreement.

8.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

9.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.    Choice of Law and Venue. This Award and Agreement will be interpreted and construed in accordance with and governed by the laws of the State of Minnesota, and all Participants agree to the exclusive venue and jurisdiction of the State and Federal Courts located in Hennepin County, Minnesota and waive any objection based on lack of jurisdiction or inconvenient forum. Any action relating to or arising out of this Plan must be commenced within one year after the cause of action accrued.

12.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.     Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Units prior to the completion of any registration or qualification of the shares under U.S. federal, state or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to the issuance of the Shares.

14     Insider Trading Policy. You acknowledge that you are subject to the Company’s insider trading policy as set forth in the “Statement of Company Policy as to Trades in the Company’s Securities By Company Personnel and Confidential Information” and that you are responsible for ensuring compliance with the restrictions and requirements therein.

15.     Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.     Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).18.     Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

19     Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

By accepting this Award in the manner prescribed by the Company, you agree to all the terms and conditions described in this Agreement and in the Plan document.

Rev 02/18/2021

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